Exhibit 3.36

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

TEXAS INDUSTRIES HOLDINGS, LLC

(a Delaware Limited Liability Company)

This First Amendment (this “Amendment”) to Operating Agreement of Texas Industries Holdings, LLC (the “Company”), dated as of October 25, 2010, is executed, agreed to and adopted by Texas Industries, Inc., a Delaware corporation (“Industries”), the sole member of the Company, and the Company.

RECITALS:

WHEREAS, Industries and the Company entered into the Operating Agreement dated as of June 17, 2005 (the “Agreement”), and

WHEREAS, Industries as the sole member of the Company desires to amend certain provisions of the Agreement regarding the management of the Company.

WITNESSETH:

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Capitalized terms. Unless otherwise defined in this Amendment, capitalized terms herein shall have the meaning set forth in the Agreement.

2. Amendment. Section 7.2(a) of the Agreement is hereby amended to provide in its entirety as follows:

“(a) There shall be at least two (2) Managers of the Company. Above this minimum number, the number of Managers may be increased or decreased from time to time by resolution of the Managers. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. In the event that any person shall cease to serve as Manager for any reason, including resignation, removal, death or disability, the resulting vacancy shall be filled as provided in Section 7.3. ”

3. Except as amended hereby, all terms and conditions of the Agreement shall remain the same, unchanged, and in effect.

IN WITNESS WHEREOF, this First Amendment to Operating Agreement of Texas Industries Holdings, LLC is executed effective the 25th day of October, 2010.

MEMBER:
Texas Industries, Inc.

By:
	Name:	Kenneth R. Allen
	Title:	Vice President – Finance and Chief Financial Officer

COMPANY:
Texas Industries Holdings, LLC

By:
	Name:	T. Lesley Vines
	Title:	Controller and Assistant Treasurer